Exhibit 99

Gorman-Rupp Reports Third Quarter 2018 Financial Results

MANSFIELD, Ohio--(BUSINESS WIRE)--October 26, 2018--The Gorman-Rupp Company (NYSE: GRC) reports financial results for the third quarter and nine months ended September 30, 2018.

Third Quarter 2018 Highlights

  Third quarter earnings per share were $0.41 compared to $0.22 per share for the third quarter of 2017
    Third quarter of 2018 included an unfavorable LIFO impact of $0.04 per share
    Third quarter of 2017 included non-cash impairment charges of $0.10 per share
    Lower effective income tax rate in the third quarter of 2018 due primarily to the U.S. Tax Cuts and Jobs Act
  Net sales increased 9.5% or $8.9 million

Net sales for the third quarter of 2018 were $102.9 million compared to $94.0 million for the third quarter of 2017, an increase of 9.5% or $8.9 million. Domestic sales increased 11.0% or $6.5 million and international sales increased 7.0% or $2.4 million compared to the same period in 2017.

Sales in our water markets increased 12.4% or $7.9 million in the third quarter of 2018 compared to the third quarter of 2017. Sales in the fire protection market increased $3.7 million driven primarily by international sales. Sales in the municipal market increased $2.2 million due primarily to positive municipal economic sentiment. In addition, sales in the construction market increased $1.1 million, sales of repair parts increased $0.7 million and sales in the agriculture market increased $0.2 million.

Sales increased 3.4% or $1.0 million in our non-water markets during the third quarter of 2018 compared to the third quarter of 2017. Sales in the petroleum and industrial markets increased a combined $1.4 million due principally to increased capital spending related to oil and gas drilling activity. These increases were partially offset by decreased sales in the OEM market of $0.4 million.

International sales were $37.6 million in the third quarter of 2018 compared to $35.2 million in the same period last year and represented 37% of total sales for the Company in both periods. International sales increased most notably in the fire protection, petroleum and construction markets and decreased in the industrial and OEM markets.

Gross profit was $27.3 million for the third quarter of 2018, resulting in gross margin of 26.6%, compared to gross profit of $26.5 million and gross margin of 28.2% for the same period in 2017. The 160 basis points decrease in gross margin was largely driven by an unfavorable LIFO impact of 140 basis points. The remaining 20 basis points decrease in gross margin was due primarily to an increase in material costs as a result of inflationary pressures and tariffs, partially offset by lower overhead costs as a percent of sales due to leverage from increased sales volume.

Selling, general and administrative expenses (“SG&A”) was $14.2 million and 13.8% of net sales for the third quarter of 2018 compared to $14.1 million and 15.0% of net sales for the same period in 2017. SG&A as a percentage of sales improved 120 basis points primarily as a result of leverage from increased sales volume.

Operating income was $13.1 million, resulting in operating margin of 12.8% for the third quarter of 2018, compared to operating income of $8.2 million and operating margin of 8.8% for the same period in 2017. The third quarter of 2017 included non-cash impairment charges of $4.1 million or 440 basis points due to decreased demand for barge pumps in the marine transportation market. Excluding the impairment charges, operating margin decreased 40 basis points due principally to an unfavorable LIFO impact.

The Company’s effective tax rate decreased to 21.6% for the third quarter of 2018 from 28.3% for the third quarter of 2017, due primarily to the impact of the U.S. Tax Cuts and Jobs Act (“Tax Act”) enacted in December 2017.

Net income was $10.7 million for the third quarter of 2018 compared to $5.7 million in the third quarter of 2017, and earnings per share were $0.41 and $0.22 for the respective periods. Earnings per share for the third quarter of 2018 included an unfavorable LIFO impact of $0.04 per share. Earnings per share for the third quarter of 2017 included non-cash impairment charges of $0.10 per share and a non-cash pension settlement charge of $0.01 per share.

Net sales for the first nine months of 2018 were $311.3 million compared to $284.5 million for the first nine months of 2017, an increase of 9.4% or $26.9 million. Domestic sales increased 10.9% or $19.8 million and international sales increased 6.9% or $7.1 million compared to the same period in 2017.

Sales in our water markets increased 10.8% or $21.0 million in the first nine months of 2018 compared to the first nine months of 2017. Sales in the fire protection market increased $8.3 million due primarily to improved economic conditions domestically and sales in the construction market increased $5.2 million due primarily to increased oil and gas drilling activity. Sales of repair parts increased $3.4 million driven by the overall increase in sales volume and sales in the municipal market increased $3.2 million due primarily to positive municipal economic sentiment. In addition, sales in the agriculture market increased $0.9 million.

Sales increased 6.5% or $5.9 million in our non-water markets during the first nine months of 2018 compared to the first nine months of 2017. Sales in the industrial and petroleum markets increased a combined $6.7 million due principally to increased capital spending related to oil and gas drilling activity. These increases were partially offset by decreased sales in the OEM market of $0.8 million.

International sales were $110.1 million in the first nine months of 2018 compared to $103.0 million in the same period last year and represented 35% and 36% of total sales for the Company in each of the two periods, respectively. International sales increased most notably in the fire protection, petroleum and repair parts markets and decreased in the OEM and agriculture markets.

Gross profit was $83.4 million for the first nine months of 2018, resulting in gross margin of 26.8%, compared to gross profit of $76.0 million and gross margin of 26.7% for the same period in 2017. The 10 basis points increase in gross margin was largely driven by leverage from increased sales volume partially offset by an increase in material costs primarily as a result of inflationary pressures and tariffs.

SG&A was $43.4 million and 14.0% of net sales for the first nine months of 2018 compared to $41.8 million and 14.7% of net sales for the same period in 2017. SG&A as a percentage of sales improved 70 basis points as a result of leverage from increased sales volume.

Operating income was $40.0 million, resulting in operating margin of 12.8% for the first nine months of 2018, compared to operating income of $30.1 million and operating margin of 10.6% for the same period in 2017. The first nine months of 2017 included non-cash impairment charges in the third quarter of $4.1 million or 140 basis points. Excluding the impairment charges, operating margin improved 80 basis points due principally to leverage from increased sales volume.

The Company’s effective tax rate decreased to 21.6% for the first nine months of 2018 from 31.3% for the first nine months of 2017, due primarily to the impact of the Tax Act enacted in December 2017. Excluding discrete impacts of pension plan contributions and transition tax adjustments, the effective tax rate for the first nine months of 2018 would have been 23.2%.

Net income was $30.5 million for the first nine months of 2018 compared to $18.6 million in the first nine months of 2017, and earnings per share were $1.17 and $0.71 for the respective periods. The first nine months of 2018 earnings were reduced by non-cash pension settlement charges of $0.08 per share. The first nine months of 2017 earnings were reduced by non-cash impairment charges of $0.10 per share and non-cash pension settlement charges of $0.10 per share.

The Company’s backlog of orders was $122.4 million at September 30, 2018 compared to $111.4 million at September 30, 2017 and $114.0 million at December 31, 2017. The backlog at September 30, 2018 increased 9.9% as compared to September 30, 2017 driven by increased incoming orders in most of the markets the Company serves, most notably in the municipal, industrial and construction markets.

Capital expenditures for the first nine months of 2018 were $7.6 million and consisted primarily of machinery and equipment. Capital expenditures for the full-year 2018 are presently planned to be in the range of $10-$12 million.

The Company’s current estimate of its full year effective tax rate is between 22% and 24%.

Jeffrey S. Gorman, President and CEO commented, “In the third quarter the Company achieved strong sales growth and earnings compared to last year while leveraging overhead and SG&A expenses. As material costs have continued to rise, we remain focused on profitability and have begun to implement price increases to offset higher costs. Our backlog remains strong and we are confident that our solid balance sheet will enable us to continue to drive long-term shareholder value.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

Safe Harbor Statement

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and projected future business environment; (2) highly competitive markets; (3) availability and costs of raw materials; (4) loss of key management; (5) cyber security threats; (6) acquisition performance and integration; (7) compliance with, and costs related to, a variety of import and export laws and regulations; (8) environmental compliance costs and liabilities; (9) exposure to fluctuations in foreign currency exchange rates; (10) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (11) changes in our tax rates and exposure to additional income tax liabilities; (12) impairment in the value of intangible assets, including goodwill; (13) defined benefit pension plan settlement expense; (14) family ownership of common equity; and (15) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1246
NYSE: GRC

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.

The Gorman-Rupp Company
Condensed Consolidated Statements of Income (Unaudited)
(thousands of dollars, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Net sales	$102,893	$93,976	$311,324	$284,451
Cost of products sold	75,566	67,518	227,926	208,496

Gross profit	27,327	26,458	83,398	75,955

Selling, general and administrative expenses	14,207	14,122	43,435	41,800

Impairment of goodwill and other intangible assets	-	4,098	-	4,098

Operating income	13,120	8,238	39,963	30,057

Other income (expense), net	532	(281)	(1,069)	(2,973)

Income before income taxes	13,652	7,957	38,894	27,084
Income taxes	2,951	2,255	8,403	8,469

Net income	$10,701	$5,702	$30,491	$18,615

Earnings per share	$0.41	$0.22	$1.17	$0.71

The Gorman-Rupp Company
Condensed Consolidated Balance Sheets (Unaudited)
(thousands of dollars)

	September 30,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$101,381	$79,680
Accounts receivable, net	72,662	67,369
Inventories, net	82,044	74,967
Prepaid and other	5,501	5,918

Total current assets	261,588	227,934

Property, plant and equipment, net	113,466	117,071

Other assets	4,261	7,779

Prepaid pension benefits	7,954	4,313

Goodwill and other intangible assets, net	36,542	37,918

Total assets	$423,811	$395,015

Liabilities and shareholders' equity
Accounts payable	$17,298	$15,798
Accrued liabilities and expenses	36,745	29,898

Total current liabilities	54,043	45,696

Postretirement benefits	14,341	15,737

Other long-term liabilities	7,688	8,087

Total liabilities	76,072	69,520

Shareholders' equity	347,739	325,495

Total liabilities and shareholders' equity	$423,811	$395,015

Shares outstanding	26,117,045	26,106,623

CONTACT:
The Gorman-Rupp Company
James C. Kerr, 419-755-1548
Chief Financial Officer